EXHIBIT 10.1
AMENDMENT TO LEASE
     AMENDMENT TO LEASE (the “Amendment”) dated as of April 26, 2006, by and between 5700 WEST 96th STREET, a California general partnership (“Landlord”) and DIAGNOSTIC PRODUCTS CORPORATION, a California corporation (“Tenant”).
WITNESSETH
     A. Pursuant to a certain lease dated February 18, 1991 (the “Original Lease”), Landlord leased to Tenant certain premises (the “Leased Premises”) described in the Original Lease (the “Property”), which Original Lease was extended by (i) an Addendum to Standard Industrial Lease dated February 18, 1991; (ii) an Addendum to Standard Industrial Lease dated April 2002, and (iii) a Standard Industrial Lease Option Exercise dated January 1, 2005 (the Original Lease and such Addenda and Standard Industrial Lease Option Exercise collectively being the “Lease”).
     B. The term of the Lease, as previously extended, expires on December 31, 2006.
     C. The parties now desire to further extend the term of the Lease.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, agree as follows:
1. Incorporation of Recitals and Defined Terms. The recitals set forth above are incorporated into this Amendment as if set forth herein at length. All capitalized terms used in this Amendment shall have the meanings ascribed to them in the Lease, unless otherwise defined herein.
2. Extension of Term. The term of the Lease (the “Term”) is hereby extended for an additional period of two (2) years commencing January 1, 2007 and expiring on December 31, 2008 (the “Extension Period’).
3. Base Rent. The base rent payable by Tenant to Landlord pursuant to Section 4 of the Lease (i) during calendar year 2007 will be a fixed monthly rent of $92,826, and (ii) during calendar year 2008 shall be $95,147.
4. Insurance. Tenant shall provide Landlord with proof of liability and casualty insurance coverages required under the Lease no later than the date hereof.
5. Terms and Conditions. All of the terms, covenants and conditions set forth in the lease shall continue in full force and effect, except as otherwise set forth in this Amendment.

6. Condition to Effectiveness. This amendment shall be effective only if the closing occurs under that certain Agreement and Plan of Merger, dated as of April 26, 2006, among Siemens Medical Solutions USA, Inc., Diagnostic Products Corporation, and Dresden Acquisition Corporation, and shall be effective as of the “Effective Time” as defined in such agreement.
7. Miscellaneous.
     (a) As specifically modified by this Amendment, all of the provisions of the Lease are confirmed to be and shall remain in full force and effect.
     (b) Landlord and Tenant each represent and warrant to the other that it has not dealt with any broker, agent, finder or other person in connection with this Amendment. Landlord and Tenant shall each indemnify and hold the other harmless from and against all claims, costs (including attorneys’ fees) and liabilities for commissions or other compensation claimed by any broker, agent, finder or other person, by virtue of having been employed or engaged by such party or having dealt with such party with regarding to this Amendment.
     (c) This Amendment shall be binding upon, and shall insure to the benefit of Landlord and Tenant and their respective successors and assigns.
     (d) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one in the same instrument.

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed the day and year first above written.

5700 WEST 96th STREET,		DIAGNOSTIC PRODUCTS
a California general partnership		CORPORATION, a California corporation

By:	/s/ Michael Ziering, Partner	By:	/s/ Sidney A. Aroesty

	Michael Ziering, Partner		Name: SIDNEY A. AROESTY
Title: PRESIDENT